EXHIBIT 99

CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: February 5, 2007
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP, INC. ANNOUNCES
FIRST-QUARTER RESULTS

EAU CLAIRE, Wis. -- Feb. 5 --  Citizens Community Bancorp, Inc., (NASDAQ: CZWI), the new holding company for Citizens Community Federal, today reported results for its fiscal 2007 first quarter ended December 31, 2006.

For the first quarter, the company reported a net loss of $115,000, versus net income of $167,000 for the prior-year first quarter. The year-over-year decrease was primarily due to a one-time, after-tax charge of $370,000 related to agreements with two Citizens Community Federal executives who resigned. Excluding the one-time charge, the company would have reported first-quarter net income of $255,000, a 52.7 percent increase from the prior year. Citizens Community Federal does not intend to replace either executive position.

On a basic and diluted, per-share basis, Citizens Community Bancorp, Inc., reported a first-quarter net loss of $0.02 per share, compared to earnings of $0.02 per share for the three-month period ending December 31, 2005. Earnings per share for the prior period was restated to reflect the impact of the second step conversion and reorganization of the company, which occurred on October 31, 2006. Excluding the charge, the company would have reported basic and diluted per-share net income of $0.04 for the 2007 first quarter.

"Our strong capital position, history of acquisitions and vision for branch expansion positions us well for future growth," said James Cooley, president and chief executive officer of Citizens Community Bancorp, Inc. "While first-quarter net income was down from the prior-year period due to the one-time charge, we're committed to Citizens' strategic focus of improving profitability and return on capital. We believe our experienced executive team positions us well to enhance opportunities for future growth, driving continued efficiencies throughout the business and providing superior service to our 20,000-plus customers."

Net interest income for the first quarter totaled $2.5 million, up from $2.2 million for the prior-year period. The increase in net interest income was due to an increase in the average balance of loans receivable and an increase on rate received on loans, partially offset by an increase in interest expense due to an increase in the average balance of deposits and an increase in the average rate paid on interest-bearing liabilities.
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Citizens Community Bancorp, Inc.
February 5, 2007

Non-interest income decreased slightly to $408,000 for the first quarter, from $453,000 for the prior-year period. Non-interest expense increased to $3.0 million for the 2007 first quarter, compared to $2.3 million for the prior-year period. The increase was due primarily to the one-time charge referenced above.

Total assets increased by 2 percent to $289.6 million at December 31, 2006, from $284.0 million at September 30, 2006. The increase was primarily attributed to an increase in loans receivable of $7.6 million, partially offset by a decrease of $1.0 million in cash and cash equivalents, which was used to fund a portion of the loan increase.

Deposits increased by $5.6 million, or 3.0 percent, to $192.3 million at December 31, 2006, from $186.7 million as of September 30, 2006. This equates to an annualized increase of 12.0 percent. Federal Home Loan Bank advances decreased to $16.4 million from $61.2 at September 30, 2006, as they were paid down using the proceeds from the recent offering.

About Citizens Community Bancorp, Inc.
Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the holding company for Citizens Community Federal, a federal savings association operating 12 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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CITIZENS COMMUNITY BANCORP, INC.
SELECTED FINANCIAL INFORMATION - UNAUDITED
Three Months Ended December 31, 2006
(in thousands, except per share data)

	December 31, 2006	September 30, 2006
Selected Financial Condition Data
Total Assets	$289,863	$283,990
Cash and Cash equivalents	$5,163	$6,170
Loans receivable	$266,946	$259,302
Allowance for Loan Losses	($852)	($835)
Deposits	$192,274	$186,711
Federal Home Loan Bank Advances	$16,362	$61,200
Total Equity	$77,593	$30,082

	Three Months Ended December 31,
	2006	2005
Selected Operations Data
Total Interest and Dividend Income	$4,371	$3,742
Interest expense	$1,920	$1,506

Net Interest Income	$2,451	$2,236
Provision for loan losses	$103	$70

Net Interest Income After Provision For Loan Loss	$2,348	$2,166
Total Non-interest Income	$408	$453
Total Non-interest Expense	$2,975	$2,332

Income (Loss) before provision for income tax	-$219	$287
Provision for income taxes	-$104	$120

Net Income (Loss)	-$115	$167

Per Share Information
Basic Earnings	-$0.02	$0.02
Diluted Earnings	-$0.02	$0.02
Dividends Paid	$0.05	$0.05

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